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                                                                      EXHIBIT 14

                          PHOENIX FOOTWEAR GROUP, INC.

                          POLICIES ON ETHICAL BEHAVIOR

                                (CODE OF ETHICS)

A.    STATEMENT OF PURPOSE

      The purpose of these policies is to ensure that all employees adhere to proper legal and ethical standards in their business relationships, to reaffirm the strong company commitment to the highest standards of legal and ethical conduct in its business practices and to consolidate the various policies concerning this commitment into a single document.

      In particular, these policies are intended to deter wrongdoing and to promote, especially with regard to the Company's chief executive officer, chief financial officer and chief accounting officer (or controller)

      - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      - full, fair, accurate, timely and understandable disclosure in reports and documents that the company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the company;

      -     compliance with applicable governmental laws, rules and regulations;

      - prompt internal reporting of ethical policy violations to an appropriate person (or persons) identified in those policies;

      -     accountability for adherence to these policies.

B.    POLICY ON ETHICAL STANDARDS

      It has been the longstanding policy of the company to maintain the highest ethical standards in the conduct of company affairs and in its relationship with customers, suppliers, employees, advisors and the communities in which our operations are located.

C.    POLICY ON RESPONSIBLE BEHAVIOR

      As an integral member of the company team, you are expected to accept certain responsibilities, adhere to acceptable business principles in matters of personal conduct, and exhibit a high degree of personal integrity at all times. This not only involves sincere respect for the rights and feelings of others, but also demands that in both your business and personal life, you refrain from any behavior that might be harmful to you, your co-workers, or the company, or that might be viewed unfavorably by current or potential customers, or by the public at large. Whether you are on duty or off, your conduct
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      reflects on the company. You are, consequently, encouraged to observe the highest standards of professionalism at all times.

D.    POLICY ON USE OF GOOD JUDGMENT

      It would be virtually impossible to cite examples of every type of activity, which might give, rise to a question of unethical conduct. Therefore, it is important that each of us rely on our own good judgment in the performance of our duties and responsibilities. When those situations occur where the proper course of action is unclear, request advice and counsel from your department head. The reputation and good name of the company depends entirely upon the honesty and integrity of each one of us.

E.    POLICY ON ETHICAL STANDARDS

      All employees must conform to ethical and legal standards to abide by the law and to preserve the company's integrity and reputation. Failure to adhere to this policy may result in disciplinary action, up to and including discharge from employment.

F.    POLICY ON GIFTS OF ALL KINDS

      The purpose of the policy relating to entertainment, gifts, favors and gratuities is to avoid any implication that unfair or preferential treatment will be granted or received by the company's employees in their course of dealing on behalf of the company. A basic consideration should be that public disclosure would not be embarrassing to the company or the recipient. The following guidelines are provided for the applications of this policy.

      - Gifts of cash, or cash equivalents, are never permissible regardless of amount.

      - An especially strict standard is imposed on gifts, services, or considerations of any kind from suppliers. Only those considerations which are deemed common business courtesies and are of an insignificant or nominal value to the recipient will be permitted.

      - Gifts, favors, and entertainment may be given to others at company expense only if they are consistent with accepted business practices and are of such limited value that they cannot be considered as a bribe or payoff.

G.    POLICY ON FAVORS

      Employees may not give or receive any gifts or favors to or from any customer, supplier, and competitor (other than a gift of nominal value) without the prior consent of a manager. In no event shall an employee give or receive a gift in the form of cash, stocks, bonds, options, or similar types of items.
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      It is impermissible and may be unlawful to give, offer, or promise anything of value for the purpose of influencing someone in connection with company business or a company transaction. Similarly, it is impermissible and may be unlawful to solicit, demand, or accept anything of value with the intent of being influenced or rewarded concerning any company business or transaction. Therefore, no employee may give or receive any gift if it could reasonably be viewed as being done to gain a business advantage.

      Employees are not prevented from incurring normal business-related expenses for entertainment or from accepting personal mementos of minimal value. It is acceptable to occasionally allow a supplier or customer to pay for a business meal.

H.    POLICY ON BRIBES

      The company will pay only those agents with whom it has a formal written agreement and from whom it has an invoice detailing the amount to be paid. Employees must ensure that vouchers properly identify commissions.

      An employee may make payment to an agent for only the amount that constitutes the proper remuneration for the service rendered by the agent. An employee may not make a commission or any other payment if that employee knows or has reason to know the payment will be used as a bribe.

I.    POLICY CLARIFYING MEANING OF "INSIDE" INFORMATION

      U.S. Securities regulations, which regulate transactions in corporate securities (stocks and bonds), impose severe sanctions against the use of "inside" information in the purchase and sale of securities by officers and employees of a company for their own benefit and profit. "Inside" information includes any important material fact, which might be a factor in a decision to buy or sell a particular security. The "insider" includes not only the employee, but family members, friends, brokers, or anyone to whom the information is communicated by the employee. The securities include not only those of the company, but also the securities of any company of which you have acquired important, non-public knowledge because of your employment. Specifically, you should not trade in the securities of any company which, to your knowledge, is under consideration as an acquisition by the company.

      Regulations which are designed to protect the investing public are strictly enforced, and both civil and criminal action can be taken against both the individual and company involved. If you have any doubts as to whether a contemplated securities transaction might be deemed a violation of the "insider" trading rule, you should contact the Chief Financial Officer.
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J.    POLICY PROHIBITING CERTAIN INVESTMENTS

      Employees are prohibited from investing in any of the company's customers, suppliers or competitors unless the securities are publicly traded and the investments are on the same terms available to the public and not based on any "inside information." This prohibition applies to all forms of investments and to all employees, directors, officers, and agents of the company and their immediate families.

      In general, employees should not have any financial interest in a customer, supplier, or competitor that could cause divided loyalty, or even the appearance of divided loyalty.

K.    POLICY ON CONFLICTS OF INTEREST

      If an employee is hired for a position that gives the employee the authority to spend company funds or set company policy, it is an implicit condition of his or her employment that the employee use the authority in the company's interest.

L.    POLICY LISTING TYPES OF CONFLICTS OF INTEREST

      The term "conflict of interest" describes any circumstances that would cast doubt on an employee's ability to act with total objectivity concerning the company's interest. Each employee is expected to avoid any action or involvement, which would in any way compromise his or her actions on behalf of the company. Activities which could raise a question of conflict of interest include, but are not limited to, the following:

      - To conduct business on behalf of the company with a member of the employee's family or a business organization in which the employee or a member of his or her family has a significant association, which could give rise to a conflict of interest, without first obtaining a written non-objection from an officer of the company.

      - To serve in an advisory, consultative, technical, or managerial capacity for any nonaffiliated business organization, which does significant business with or is a competitor of the company, without first advising their department head of such plans.

M.    POLICY PROHIBITING CONFLICTS OF INTEREST

      Every employee is prohibited from partaking in any activity or association that creates or appears to create a conflict between the employee's personal interests and the company's business interests. In addition, an employee must not allow any situation or personal interests to interfere with the exercise of independent judgment or with that employee's ability to act in the best interests of the company.
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N.    POLICY ON DISCLOSING CONFIDENTIAL INFORMATION

      Employees have an ethical duty not to disclose confidential information gleaned from business transactions and to protect confidential relationships between the company and its customers, suppliers, and stockholders.

      Business information that has not been made public (e.g., insider information) shall not be released to private individuals, organizations, or government bodies unless demanded by legal process such as a subpoena or court order. Employees shall not use confidential information obtained in the course of their employment for the purpose of advancing any private interest or otherwise for personal gain.

      Employees should refer any requests for information (reference checks, credit reporting, etc.) about present or former employees of the company to the Human Resource Manager.

O.    POLICY ON CONFIDENTIALITY

      The company possesses and will continue to possess information that has been created, discovered, and developed by the company; has been disclosed to the company under the obligation or confidentiality; or has otherwise become known to the company or in which property rights have been assigned or conveyed to the company, which information is confidential to the company and which information has commercial value in the business of the company. All such information, except such information as is known or becomes known to the public without violation of the terms of this paragraph, is hereafter called "Confidential and Proprietary Information."

      By way of illustration, but not limitation, Confidential and Proprietary Information includes customer lists, subscription lists, details of author or consultant contracts, pricing policies, financial statements, projections, marketing plans or strategies, new product developments or plans, business acquisition plans, new personnel acquisition plans, trade secrets, operation methods, software and computer programs. During the employee's employment with the company and after termination (whether voluntary or involuntary) of the employee's employment with the company or any of its affiliates, the employee shall keep secret and retain in strictest confidence all such Confidential and Proprietary Information. Nothing contained in this paragraph shall be deemed to prevent the employee from utilizing his or her general knowledge, intellect, experience, and skills for gainful employment after termination of employment with the company.

P.    POLICY ON BOOKS, RECORDS AND DOCUMENTS

      Reporting accurate, complete and understandable information about the company's business, earnings and financial condition is an essential responsibility of all employees.
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      All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the employee or made available to the employee concerning the business of the company or any of its affiliates shall be the company's property and shall be delivered to the company promptly upon the termination of the employee's employment with the company or any of its affiliates or at any other time on request.

      You must retain all documents (including computer records) in your custody or control which relate to any imminent or ongoing investigation, lawsuit, audit or examination involving the company. The shredding or other alteration of documents or records in order to impede a government investigation, audit or examination may lead to prosecution for obstruction of justice.

Q.    POLICY ON OUTSIDE EMPLOYMENT

      No employee may serve as an employee, director, or officer of any supplier or customer without the prior written approval of the director of human resources. An employee may never serve as an employee, director, or officer of a competitor but may serve as an adviser or consultant to a supplier or customer if that employee conducts business as a representative of this company. Officers of the company may not engage in any outside employment other than work as a volunteer.

      Any employee who does perform outside work has a special responsibility to avoid any conflict with the company's business interests. Outside work cannot be performed on this company's time.

R.    POLICY ON DOING BUSINESS WITH FAMILY MEMBERS

      If an employee wishes to do business on behalf of the company with a member of that employee's immediate family or other relative or with a company of which a relative is an officer, director, or principal, the employee must first disclose the relationship and obtain the prior written approval of the manager in charge of human resources or the general counsel.

S.    POLICY ON EMPLOYMENT OF RELATIVES AND PERSONAL RELATIONSHIPS AMONG
      COWORKERS

      EMPLOYEE OF RELATIVES. The employment of relatives of employees is permitted by the company, as long as qualifications for the position are met and, in the opinion of the company, employing the relative will not create an actual or perceived conflict of interest. Employees will not be permitted to work in positions where relatives will influence, or be influenced by, decisions affecting work. assignments, responsibilities, salary, promotion or other career matters. Managers who seek to hire, transfer or
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      promote their own relatives must obtain prior written approval from their manager or the human resources department.

      RELATIVE DEFINED. Relatives include spouse, parent, parent-in-law, child, grandparent, grandchild, sister/brother, sister-brother-in-law, aunt/uncle, niece/nephew, and any individual with whom an employee has a personal relationship.

      PERSONAL RELATIONSHIPS. Because personal relationships may create an actual or perceived conflict of interest, supervisors may not hire, promote or directly supervise any person with whom they have a personal relationship, nor may they engage in any personal relationships with their subordinates.

      PERSONAL RELATIONSHIP DEFINED. A personal relationship includes, but is not limited to the following activities: dating, sharing the same household or living together.

      NOTICE. An employee must notify the company if his or her relationship to another employee changes to fit the definition of "relative" above. If a personal relationship develops between a supervisor and subordinate, both employees are required to inform the director of human resources.

      COMPANY DISCRETION. The company reserves the right to use its discretion in hiring and placing relatives of its current employees in a manner calculated to eliminate potential conflicts of interest. To do this, the company will take action that is fair and equitable and that will remove any direct reporting or management relationship between employees who are defined as "relatives."

T.    POLICY ON POLITICAL ACTIVITIES

      The company has a policy of not contributing to political parties or candidates or lobbying on their behalf. Employees may enjoy membership in and contribute to political parties, trade associations, and similar organizations. However, any political activity is strictly on the employee's own time and at the employee's own expense.

U.    POLICY ON CORPORATE FUNDS AND ASSETS

      Employees are forbidden to use, directly or indirectly, corporate funds and assets for any unlawful purpose or to accomplish any unlawful goal. The company also prohibits the establishment or maintenance of undisclosed or unrecorded funds and assets.

      All reporting of information should be accurate and timely. Employees may not make any false or misleading entries in any books and records.
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V.    POLICY LISTING GENERAL ETHICAL REQUIREMENTS

      Employees should read the code of ethics with the following in mind.

      -     The company requires every employee to comply with these standards.

      - This list is not comprehensive. The company encourages employees who have questions about these standards and their application to employee conduct to discuss them with their manager, the general counsel or with the director of human resources.

      - An employee who knows or has reason to know of any activity that violates or could violate these standards must promptly report the matter to the director of human resources.

      - Each employee will be given a copy of these standards and be asked to sign an Employee Acknowledgment Form.

W.    POLICY REGARDING WHISTLEBLOWERS

      The integrity of the company's internal accounting controls, procedures and practices is vital to the company's reputation among its stockholders, potential stockholders, customers, suppliers and employees. Employees who become aware of any questionable accounting or auditing matters should inform the company's chief financial officer or the Chairman of the Audit Committee of the Board of Directors (whose address is listed on the company's website). The report may be made anonymously; but if not, the identity of the reporting person will be kept confidential and no retaliation will be allowed.

X.    EMPLOYEE PRIVACY POLICY

      In recognition of employees' privacy rights, the company has adopted these basic policies:

      1. The company will limit collection of employee information to that needed for business and legal purposes.

      2. The company will protect the confidentiality of all personal information in employee records. It will refuse to release personal information to outside sources without an employee's written approval, unless legally required to do so.

      3. The company will limit record access to staff members with an authorized, business-related `need to know' or to third parties that have obtained a court order or subpoena for specified employee records.

      Staff who handles personnel records must adhere to these basic policies or face disciplinary action.
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Y.    POLICY ON DISCLOSURE

      The company is committed to providing accurate information to the public in a timely, orderly and consistent manner through its Chief Executive Officer and Chief Financial Officer who shall comply with applicable laws and rules regarding the selective disclosure of material, non-public corporate information.

Adopted February 5, 2004